                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                          EMBARCADERO TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   290787100
                    ----------------------------------
                                 (CUSIP Number)

                                FEBRUARY 14, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

CUSIP No. 290787100                   13G                    Page 2 of 5 Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     DENNIS J. WONG
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)  N/A      (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     USA
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     4,114,668
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     300,000
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  4,114,668
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  300,000
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     4,414,668
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares* (See
     Instructions)   N/A     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     16.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

CUSIP No. 290787100                   13G                    Page 3 of 5 Pages
          ---------


ITEM 1.

    (a)   Name of Issuer

          EMBARCADERO TECHNOLOGIES, INC.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          425 MARKET STREET, SUITE 425
          SAN FRANCISCO, CA  94105
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing
          DENNIS J. WONG
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          425 MARKET STREET, SUITE 425
          SAN FRANCISCO, CA  94105
          ---------------------------------------------------------------------
    (c)   Citizenship
          USA
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common Stock, $0.001 PAR VALUE
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          290787100
          ---------------------------------------------------------------------

ITEM 3. This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:
        4,414,668
    ---------------------------------------------------------------------------

    (b) Percent of class:
        16.4%
    ---------------------------------------------------------------------------

CUSIP No. 290787100                   13G                    Page 4 of 5 Pages
          ---------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              4,414,668
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              300,000
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              4,414,668
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              300,000
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         BENEFICIARIES OF EACH OF THE AUDREY RACHEL WONG 1999 INVESTMENT TRUST AND ETHAN HENRY WONG 1999 INVESTMENT TRUST HAVE THE RIGHT TO RECEIVE THE PROCEEDS FROM THE SALE OF 300,000 SHARES HELD BY SUCH TRUST, IN ACCORDANCE WITH THE TRUST DOCUMENTS.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A


ITEM 10. CERTIFICATION

         N/A

CUSIP No. 290787100                   13G                    Page 5 of 5 Pages
          ---------


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

FEBRUARY 13, 2001
------------------------------
Date

/s/ DENNIS J. WONG
------------------------------
Signature

DENNIS J. WONG
------------------------------
Name (Typed)